CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions "Financial Highlights" and "Counsel and Independent Registered Public Accounting Firm", and to the use of our reports dated November 27, 2007 with respect to Dreyfus Premier Small Cap Equity Fund, Dreyfus Premier International Small Cap Fund and Dreyfus Premier International Equity Fund, which are incorporated by reference in this Registration Statement on Form N-1A of Dreyfus Premier Stock Funds.

Ernst & Young LLP

ERNST & YOUNG LLP

New York, New York
January 24, 2008